Unisys Corporation
            PO Box 500
            Blue Bell PA 19424 0001

                                                     NEWS RELEASE
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Contacts    Brian Daly, Unisys  (215) 986-2214
                        Internet: brian.daly@unisys.com


            Pam Thompson, PulsePoint Communications (805) 566-2000
                        Internet: pam.thompson@plpt.com

UNISYS TO ACQUIRE PULSEPOINT COMMUNICATIONS

Will target  new-breed  communications  services  providers  with solutions that
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leverage network convergence
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BLUE BELL, PA, AND CARPINTERIA,  CA, JUNE 15, 1999 -- Unisys  Corporation (NYSE:
UIS) and PulsePoint Communications (NASDAQ: PLPT) today announced that they have signed an agreement for Unisys to acquire PulsePoint, a leading developer of carrier-class enhanced services solutions for the communications industry, in a tax-free, stock-for-stock merger. The purchase price will be dependent on the value of the Unisys common stock to be issued in the transaction at the closing. Based on yesterday's closing price of Unisys stock, the value of the transaction would be approximately $100 million on a fully diluted basis, or $6.60 per PulsePoint common share.

PulsePoint has developed the industry's first "next-generation" messaging platform based on Microsoft Windows NT Server and an open-standards architecture to provide carrier-class that is, ultra-high-reliability - performance. Unisys will use the PulsePoint solutions as multimedia messaging solutions designed for new-breed communications services providers, who are emerging as the result of telecommunications industry deregulation worldwide and leveraging the convergence of voice and data networking.


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These  solutions will give customers easy access to all their messages -- voice,
FAX and e-mail -- from a single mailbox using a variety of devices: conventional telephones, cellular and smart phones and personal computers. For example, consumers or business users will be able to retrieve a voice message through their PC's e-mail client or have an e-mail message read to them over the telephone. Page 2

The acquisition will significantly expand Unisys portfolio of repeatable messaging solutions from those applicable in large telephony companies to those used by small/mid-size and "next-generation" services providers, who represent a substantial portion of the worldwide market, while accelerating the addition of new features to Unisys current messaging solutions. Unisys repeatable solutions for communications and other key market sectors combine consulting and integration services with software components that can be assembled and modified quickly and cost-effectively to meet the customer's specific business requirements.

"Best-in-class repeatable solutions for Unisys strategic markets are a key driver in the growth of our information services business and our overall success," said Lawrence A. Weinbach, Unisys chairman and chief executive officer. "By pairing the leading-edge PulsePoint technology with our comprehensive suite of information services, Unisys will be poised to take our repeatable messaging solutions in a new and exciting direction to address the needs of new-breed services providers who are revolutionizing the communications marketplace."

These providers specialize in "next-generation" solutions that exploit emerging network technologies - such as Internet Protocol (IP) telephony - that are different from the conventional telephony networks used by traditional carriers. The PulsePoint solutions will provide a platform for rapid application development and customization, enabling Unisys to respond to clients' requirements for applications deployable across all networks.

"The executives and employees of PulsePoint are excited to join the Unisys team," said Mark C. Ozur, PulsePoint president and chief executive officer. "The combination of our technologies and services positions Unisys to lead the industry in delivering value added solutions to the new-breed communications services providers while continuing to provide leading-edge solutions to telephony providers as well. Together, we can seize this unique opportunity to help all customers benefit quickly and economically from the explosive growth of IP telephony and network convergence."


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In the merger,  each PulsePoint share will be converted into Unisys common stock using an exchange ratio based on the average price of Unisys common stock during a 20-trading-day period preceding the PulsePoint shareholder meeting to approve the transaction. The ratio will provide for a maximum consideration of $6.60 (if the average price of Unisys common stock is above $33) and a minimum consideration of $5.40 (if the average price is below $27) for each PulsePoint common share. If the Unisys average price is between $27 and $33, PulsePoint shareholders will receive 0.2 Unisys common shares for each PulsePoint share. PulsePoint convertible preferred stock will be converted into PulsePoint common stock prior to the merger.

Based on yesterday's closing price of $37.4375 per Unisys common share, PulsePoint shareholders would receive the maximum consideration of $6.60, or
0.176 shares of Unisys common stock for each PulsePoint common share. This would result in a total of approximately 2.4 million Unisys shares being issued in the merger. In addition, all outstanding PulsePoint options and warrants will be converted into Unisys options and warrants. On a fully diluted basis, the value of the transaction would be approximately $100 million.

The acquisition, which will be accounted for as a pooling of interests, is expected to close in the third quarter of 1999. The transaction is subject to approval by PulsePoint common and preferred shareholders, each class voting separately, as well as regulatory approvals, including registration of the Unisys shares to be issued in the merger and Hart-Scott-Rodino Act review, and customary closing conditions.

Certain institutional holders owning more than 90 percent of the PulsePoint convertible preferred shares and approximately 10 percent of the PulsePoint common shares have agreed to vote in favor of the merger. These holders have also agreed, subject to completion of the registration process by July 30, 1999, to convert a portion of their preferred holdings into common stock prior to the PulsePoint shareholder meeting and to also vote those common shares in favor of the merger. In such event, 89 percent of the PulsePoint preferred shares and 38 percent of the PulsePoint common shares will be committed to approve the merger. If the registration process is not completed by July 30, 1999 and the holders elect not to convert, Unisys has the right to terminate the transaction before August 20, 1999.


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The merger agreement also includes customary  non-solicitation,  termination fee and expense reimbursement provisions. In addition, PulsePoint has granted Unisys an option to purchase 19.9% of its outstanding common stock, exercisable if the merger is terminated under certain circumstances.

The executive team of PulsePoint and the approximately 150 PulsePoint personnel will continue to operate PulsePoint as a Unisys company from PulsePoint's Carpinteria, California facility. PulsePoint had 1998 revenue of $25.4 million.

"By merging with PulsePoint, Unisys is gaining very talented solutions professionals," said Weinbach. "We are certain that their expertise and enthusiasm will help further the success of Unisys information services business."

About PulsePoint Communications
PulsePoint Communications develops carrier-grade solutions for progressive and competitive telecommunication service providers worldwide. The PulsePoint Enhanced Application Platform and PulsePoint NextGen Messaging applications bring PC economies to the telecommunications industry. Users of PulsePoint Communications' enhanced services applications enjoy anytime, anywhere, any-network and any-device-access to messages and a full range of features that put them in control of their communications. PulsePoint Communications is an ISO 9001 registered company. For more information, please visit the Company's web site at www.plpt.com.

About Unisys
Unisys is more than 33,000 employees helping customers in 100 countries apply information technology to solve their business problems. Unisys solutions are based on a broad portfolio of global information services including electronic business, systems integration including custom and "repeatable" application solutions, outsourcing, Microsoft Windows NT services, network services, and multivendor maintenance and support, coupled with enterprise-class servers and associated middleware, software and storage. Repeatable solutions are focused on key vertical markets including financial services, transportation, telecommunications, government, publishing,


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and other  commercial  markets.  The  company  is  headquartered  in Blue  Bell,
Pennsylvania, in the Greater Philadelphia area. For more information on the company, access the Unisys home page on the World Wide Web at www.unisys.com. Investor information can be found at www.unisys.com/investor.

###

RELEASE NO.:  0699/XXXX

NOTE: Statements made in this document that are not historical facts, including those regarding future performance, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ from expectations. These risks and uncertainties are discussed in the company's latest quarterly report on Form 10-Q.

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.